Exhibit (a)(5)(N)

Important Information for Zynerba Pharmaceuticals Stockholders to Tender Shares for the Harmony Transaction: Process and Instructions

DEVON, Pa., October 4, 2023 – Zynerba Pharmaceuticals, Inc. (Nasdaq: ZYNE), the leader in innovative pharmaceutically-produced transdermal cannabinoid therapies for orphan neuropsychiatric disorders, today reminds all stockholders, including individual stockholders, to promptly tender their shares into the tender offer (the “Offer”) by Harmony Biosciences Holdings, Inc. (“Harmony”) and its wholly owned subsidiary, Xylophone Acquisition Corp. (“Purchaser”), to purchase all outstanding shares of Zynerba common stock.  The Zynerba Board of Directors unanimously recommends that Zynerba stockholders tender their shares pursuant to the Offer.

Key Information to Know

Tender Deadline:

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Zynerba stockholders must tender their shares by 5:00 p.m., New York City time, on Tuesday, October 10, 2023.  Please note that if you hold shares of Zynerba common stock through a broker or other nominee, they may have a processing cutoff that is prior to the tender deadline (e.g., October 5th or 6th), so it is important that you act now if you want to tender your shares.

How to Tender Your Shares:

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If you hold shares of Zynerba common stock through a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker or other nominee to tender your shares. Please contact your broker or other nominee promptly to allow sufficient time to tender.  Do not wait until the tender deadline to tender your shares as they may not be counted. Please note that, in some cases, your broker's or other nominee’s processing cutoff date may have changed since the Offer deadline was first announced, so take prompt action today to ensure your shares are properly tendered prior to any applicable processing cutoff.

o	Contact Information for Commonly Used Brokers:
◾	Call TD Ameritrade at 888-723-8504, option 1
◾	Call Fidelity at 800-343-3548
◾	Call E-Trade at 1-800-387-2331
◾	Contact Robinhood at https://robinhood.com/contact

•	Please include the stock symbol for the offer (ZYNE) and the number of shares you would like to tender.
◾	Call Charles Schwab at 1-800-435-4000
◾	Call Morgan Stanley at 1-888-454-3965
◾	Call JP Morgan at 1-800-935-9935
◾	Call Merrill, a Bank of America Company at 1-800-637-7455
o	If your broker is not listed above, please contact your broker’s customer service department and ask to speak with Corporate Actions. From there, you should be directed to someone who can help you.
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Zynerba stockholders should contact MacKenzie Partners, Inc., toll free by phone at 800-322-2885 or by email to tenderoffer@mackenziepartners.com with any questions or to request assistance with tendering shares.

Why You Should Tender Your Shares:

•	Every share tendered by stockholders is important.
•	If less than a majority of the outstanding shares of Zynerba common stock are tendered, the Offer will not be completed and Zynerba will not be acquired by Harmony.
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If Zynerba is not acquired by Harmony, there are significant risks associated with Zynerba’s ability to raise the required capital to continue as a standalone company and remain listed on the Nasdaq stock market.

If the Offer is completed, stockholders will receive an up-front purchase price of $1.1059 per share plus one non-tradeable contingent value right (“CVR”) per share representing the right to receive up to an additional approximately $2.5444 per share in cash, without interest and less any applicable tax withholding, upon the achievement of certain clinical and commercial milestones related to Zygel. If all such milestones are achieved, the total consideration payable to stockholders is up to $3.6503 per share in cash when combined with the up-front purchase price. Additional transaction details and the Company’s previous Offer reminder can be found HERE.

Questions About How to Tender Shares:

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Please contact MacKenzie Partners, Inc., toll free by phone at 800-322-2885 or by email to tenderoffer@mackenziepartners.com.  They will be able to walk you through the tender process and assist with any questions.

•	If you hold shares of Zynerba common stock through a broker or nominee, you should contact your broker or nominee as soon as possible to answer your questions and to allow sufficient time to tender.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from Zynerba’s current expectations. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Zynerba’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; Zynerba’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, incentive and other tax credit eligibility, collectability and timing, and availability of and the need for additional financing; Zynerba’s ability to obtain additional funding to support its clinical development programs; the results, cost and timing of Zynerba’s clinical development programs, including any delays to such clinical trials relating to enrollment or site initiation; clinical results for Zynerba’s product candidates may not be replicated or continue to occur in additional trials and may not otherwise support further development in a specified indication or at all; actions or advice of the U.S. Food and Drug Administration, the European Medicines Agency and other foreign regulatory agencies may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; Zynerba’s ability to obtain and maintain regulatory approval for its product candidates, and the labeling under any such approval; Zynerba’s reliance on third parties to assist in conducting pre-clinical and clinical trials for its product candidates; delays, interruptions or failures in the manufacture and supply of Zynerba’s product candidates and Zynerba’s ability to commercialize its product candidates; the size and growth potential of the markets for Zynerba’s product candidates, and Zynerba’s ability to service those markets; Zynerba’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of Zynerba’s product candidates; Zynerba’s expectations regarding its ability to obtain and adequately maintain sufficient intellectual property protection for its product candidates; the extent to which health epidemics and other outbreaks of communicable diseases, including COVID-19, could disrupt our operations or adversely affect our business and financial condition; and the extent to which inflation, banking stability or global instability, including political instability, may disrupt our business operations or our financial condition. This list is not exhaustive and these and other risks are described in Zynerba’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission (the “SEC”) and available at www.sec.gov. Any forward-looking statements that Zynerba makes in this press release speak only as of the date of this press release. Zynerba assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Additional Information about the Acquisition and Where to Find It

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Zynerba, nor is it a substitute for the tender offer materials that Harmony and Purchaser filed with the SEC upon commencement of the tender offer. Harmony and Purchaser initially filed tender offer materials on Schedule TO on August 28, 2023, and Zynerba initially filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer on August 28, 2023. Holders of shares of Zynerba common stock are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement (as each may be amended or supplemented from time to time) because they contain important information that holders of shares of Zynerba common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, have been available to all holders of shares of Zynerba at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. In addition, these materials are available at no charge on the Enhanced SEC Filings section of the Investor Relations page of Zynerba’s website at https://www.zynerba.com/ and by directing a request to the information agent for the tender offer, MacKenzie Partners, Inc., who can be reached toll free by phone at 800-322-2885 or by email to tenderoffer@mackenziepartners.com.

Zynerba Contacts

Peter Vozzo
ICR Westwicke
Office: 443.213.0505
Cell: 443.377.4767
Peter.Vozzo@Westwicke.com